Exhibit 99.1

AITX CEO Steve Reinharz Expands Communications Reach

Detroit, Michigan, February 1, 2023 — Artificial Intelligence Technology Solutions, Inc., (the “Company”) (OTCPK:AITX), a global leader in AI-driven security and productivity solutions for enterprise clients, today announced that the Company’s CEO Steve Reinharz will conduct 2 highly visible media outreach campaigns this weekend.

On Friday February 3, 2023, Reinharz will be participating in a CEO roundtable webinar to discuss naked short selling, aka naked shorting. The webinar is being hosted by Genius Group Limited CEO Roger Hamilton.

Naked shorting is the practice of short-selling a tradable asset without first borrowing the asset from someone else or ensuring that it can be borrowed. Naked short selling is illegal under Securities and Exchange Commission rules, but that hasn’t stopped the practice, which Hamilton said affects far more companies than is generally known.

“I am looking forward to this timely conversation,” said Reinharz. “It has been my objective since the beginning to be as transparent a CEO and organization as possible. I’m eager to share my views with other CEOs working to protect their company’s shareholder value.”

The ‘CEO Roundtable - Naked Shorts Playbook’ can be viewed on YouTube Live at 12:30pm ET Friday February 3, 2023 at https://tinyurl.com/4nfvt4sb

Sunday February 5, 2023, Reinharz will be conducting another session of his ‘Ask Me Anything’ series. These hour-long live sessions, also presented on YouTube Live are designed to connect Reinharz with the growing AITX community. Questions are posed on the Company’s Discord channel and via YouTube. Reinharz does not screen the questions and his responses are often insightful.

Reinharz added, “Lately I’ve been stepping up the communications with the AITX community and new followers. The pace and volume of activity throughout the Company drives me to connect as much as possible, and we’re still accelerating the outreach. There’s much more coming.”

The AITX / Reinharz ‘Ask Me Anything’ can be viewed on YouTube Live at 12:00 ET Sunday February 5, 2023 at https://tinyurl.com/3ku9nbb5

AITX through its subsidiary, Robotic Assistance Devices, Inc. (RAD), is redefining the $25 billion (US) security and guarding services industry through its broad lineup of innovative, AI-driven Solutions-as-a-Service business model. RAD solutions are specifically designed to provide a cost savings to businesses of between 35%-80% when compared to the industry’s existing and costly manned security guarding and monitoring model. RAD delivers this tremendous costs savings via a suite of stationary and mobile robotic solutions that complement, and at times, directly replace the need for human personnel in environments better suited for machines. All RAD technologies, AI-based analytics and software platforms are developed in-house.

RAD has a prospective sales pipeline of over 35 Fortune 500 companies and numerous other client opportunities. RAD expects to continue to attract new business as it converts its existing sales opportunities into deployed clients generating a recurring revenue stream. Each Fortune 500 client has the potential of making numerous reorders over time.

CAUTIONARY DISCLOSURE ABOUT FORWARD-LOOKING STATEMENTS

The information contained in this publication does not constitute an offer to sell or solicit an offer to buy securities of Artificial Intelligence Technology Solutions, Inc. (the “Company”). This publication contains forward-looking statements, which are not guarantees of future performance and may involve subjective judgment and analysis. The information provided herein is believed to be accurate and reliable, however the Company makes no representations or warranties, expressed or implied, as to its accuracy or completeness. The Company has no obligation to provide the recipient with additional updated information. The reference to the $25 billion (US) security and guarding services industry as presented above is of no predictive value regarding our future results of operations. No information in this publication should be interpreted as any indication whatsoever of the Company’s future revenues, results of operations, or stock price.

About Artificial Intelligence Technology Solutions (AITX)

AITX is an innovator in the delivery of artificial intelligence-based solutions that empower organizations to gain new insight, solve complex challenges and fuel new business ideas. Through its next-generation robotic product offerings, AITX’s RAD, RAD-M and RAD-G companies help organizations streamline operations, increase ROI, and strengthen business. AITX technology improves the simplicity and economics of patrolling and guard services and allows experienced personnel to focus on more strategic tasks. Customers augment the capabilities of existing staffs and gain higher levels of situational awareness, all at drastically reduced cost. AITX solutions are well suited for use in multiple industries such as enterprises, government, transportation, critical infrastructure, education, and healthcare. To learn more, visit www.aitx.ai, www.stevereinharz.com, www.radsecurity.com, www.radgroup.ai, and www.radlightmyway.com, or follow Steve Reinharz on Twitter @SteveReinharz.

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Steve Reinharz

949-636-7060
@SteveReinharz